Exhibit 8.5.1

FIRST AMENDMENT TO INVESTMENT CONSULTANT AGREEMENT

This First Amendment to Investment Consultant Agreement (this “Amendment”) is made this 11th day of March, 2015, but effective as of January 1, 2015 (the “Effective Date”), between AMERICAN FIDELITY ASSURANCE COMPANY (the "Company") and ASSET SERVICES COMPANY, L. L. C. ("Consultant"), in order to amend that certain Investment Consultant Agreement between the parties dated September 16, 2014, effective October 1, 2014 (the “Agreement”).  The provisions of this Amendment shall control over the Agreement.

The definition of Accounts set forth in the first paragraph of the Agreement is hereby amended to include not only Account “B” and Account “C” but also Account “A”.

In all other respects, the Agreement shall remain in full force and effect and unamended.

AMERICAN FIDELITY ASSURANCE COMPANY By: /S/Robert D. Brearton___________________ Robert D. Brearton, Executive Vice President
ASSET SERVICES COMPANY, L.L.C. By: /S/David Thompson____________________ David Thompson, President